Filed pursuant to 424(b)(3)
Registration No. 333-141853

PROSPECTUS SUPPLEMENT NO. 4
TO PROSPECTUS DATED JULY 31, 2007
(as supplemented by Prospectus Supplement No. 1 dated August 21, 2007,
Prospectus Supplement No. 2 dated September 17, 2007 and
Prospectus Supplement No. 3 dated September 24, 2007)

SMART ONLINE, INC.
8,707,051
SHARES OF COMMON STOCK

This prospectus supplement supplements our prospectus dated July 31, 2007 as previously supplemented, which we generally refer to as the prospectus, relating to the resale of up to 8,707,051 shares of our common stock by the selling security holders named in this prospectus and the person(s) to whom such security holders may transfer their shares. These shares consist of:

·	7,051,136 currently outstanding shares; and

·	1,655,915 shares issuable upon exercise of outstanding warrants held by the selling security holders.

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. No shares are being offered by us.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2007.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 3, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2007

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 28, 2007, Smart Online, Inc. (the "Company") issued a press release announcing that it has consented to the entry of a final judgment that settles the Securities and Exchange Commission (the "SEC") investigation previously disclosed by the Company. The final judgment permanently enjoins the Company and its officers, employees, and agents from violating the federal securities laws in connection with any future offers, purchases, and sales of securities. No fines or other monetary sanctions were levied against the Company.

The SEC's investigation related to possible manipulative conduct occurring in the market for the Company's stock. The Company’s September 28, 2007 press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release, dated September 28, 2007, issued by the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

October 3, 2007	By:	/s/ David E. Colburn

Name: David E. Colburn
Title: President and CEO

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated September 28, 2007, issued by the Company.

Exhibit 99.1

Smart Online Announces Settlement of SEC Civil Complaint

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)—Sept. 28, 2007—Smart Online, Inc. (OTCBB: SOLN), a leading provider of Software-as-a-Service (SaaS) applications for the small business market, today announced that it has consented to the entry of a final judgment that settles the Securities and Exchange Commission (SEC) investigation previously disclosed by Smart Online.

In concluding the settlement, Smart Online consented to the entry of a final judgment by the United States District Court for the Southern District of New York without admitting or denying the allegations of the complaint filed by the SEC. The final judgment permanently enjoins Smart Online and its officers, employees, and agents from violating the federal securities laws in connection with any future offers, purchases, and sales of securities. No fines or other monetary sanctions were levied against Smart Online.

The SEC’s investigation related to possible manipulative conduct occurring in the market for Smart Online’s stock. On September 11, 2007, Dennis Michael Nouri, Smart Online’s former President and Chief Executive Officer and member of the Board of Directors, Reeza Eric Nouri, a former manager of Smart Online, and four brokers were arrested on charges of securities fraud and conspiracy to commit fraud brought by the United States Attorney for the Southern District of New York. These individuals were also named in the SEC’s civil complaint, and the SEC’s action remains open with respect to these individuals.

David E. Colburn, Smart Online’s Interim President and Chief Executive Officer and a member of the Board of Directors, stated “I am pleased that the SEC has worked with us to settle this matter so quickly so that we can focus on our operations. We felt that the settlement, which does not impose any fine or other monetary penalty against the Company, was in our stockholders’ best interests to avoid the cost and distraction of litigation. We have provided our full cooperation to the SEC and U.S. Attorney and will continue to offer any assistance requested by them in connection with the civil and criminal complaints pending against Michael and Eric Nouri.”

About Smart Online, Inc.

Smart Online, Inc. (OTCBB: SOLN) delivers private-label, Software-as-a-Service (SaaS) applications designed to enable its corporate partners to acquire and retain small business customers. Smart Online’s applications help partners increase their recurring revenue, while aiding their small business customers to more efficiently start, manage, and grow their businesses. To learn more, please visit http://www.smartonline.com.

Smart Online and the Smart Online logo are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, the risks described in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 under the headings “Changes to Internal Control Over Financing Reporting,” “Risks Associated with Our Officers, Directors, Employees and Stockholders,” “Regulatory Risks,” and “Risks Associated with the Market for Our Securities,” delays in development schedules, changes in market conditions, product announcements by other companies, Smart Online’s ability to raise capital to increase its sales and marketing budget, potential expenses related to litigation stemming from the matters described in this press release, customer perception of the value of Smart Online’s enhanced products, Smart Online’s dependence on corporate partners to market its products, and its ability to effectively manage expenses. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Reports on Form 10-Q, copies of which may be obtained on the web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

CONTACT: Smart Online, Inc.
Thomas Furr, 919-765-5000
tfurr@smartonline.com